Exhibit 23.3
Commerce & Finance Law Offices
6F NCI Tower, A12 Jianguomenwai Avenue,
Chaoyang District, Beijing, PRC; Postcode: 100022
Tel:(8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837, 65693839
E-mail Add : beijing@tongshang.com   Website: www.tongshang.com.cn
August 5, 2009
AirMedia Group Inc.
17/F, Sky Plaza
No. 46 Dongzhimenwai Street
Dongcheng District
100027, Beijing
People’s Republic of China
Ladies and Gentlemen:
We hereby consent to the use of our name under the caption “Enforceability of Civil Liabilities” in the Form F-3 registration statement, filed by AirMedia Group Inc. on August 5, 2009, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices